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                     MCNEIL PARTNERS AND WXI/MCN REALTY
                     ANNOUNCE CLOSING OF ACQUISITION OF
             MCNEIL REAL ESTATE FUNDS IX, X, XI, XII, XIV, XV,
                   XXI, XXII, XXIII, XXIV, XXV AND XXVII


        NEW YORK, New York, January 31, 2000 - McNeil Partners, L.P., a privately-held sponsor of real estate partnerships, and WXI/McN Realty, L.L.C. (the "Company"), an affiliate of Whitehall Street Real Estate Limited Partnership XI, a real estate investment fund managed by Goldman, Sachs & Co., announced the closing of the acquisition by the Company of 12 publicly-traded real estate limited partnerships, including McNeil Real Estate Funds IX, X, XI, XII, XIV, XV, XXI, XXII, XXIII, XXIV, XXV and XXVII, and two partnerships wholly-owned by affiliates of McNeil Partners (collectively, the "Participating Partnerships"). The Company has also acquired certain assets of McNeil Real Estate Management, Inc. ("McREMI"), the real estate investment and management company controlled by Robert A. McNeil.

        The closing of the transactions follows the approval of the transactions by the limited partners of each of the Participating Partnerships at meetings held on January 20, 2000 and January 21, 2000. Limited partners of Fairfax Associates and McNeil Summerhill, which are wholly-owned by Robert A. McNeil and related parties, also approved the transactions.

        Pursuant to the terms of the acquisition agreement, the limited partners in each of the Participating Partnerships (other than those wholly-owned by Robert A. McNeil) will receive cash merger consideration in exchange for their limited partnership interests. In addition, each Participating Partnership has declared a special distribution to its limited partners equal to its positive modified net working capital balance as of the closing date of the transaction.

        The aggregate amount of merger consideration and modified net working capital distribution to be received by limited partners of the respective Participating Partnerships has met or exceeded the amounts identified in their respective proxy statement. Such aggregate amounts on a per unit basis are as follows:


                                                   Merger Consideration and
                                                 Modified Net Working Capital
Participating Partnership                           Distribution Per Unit
--------------------------------------          ------------------------------
McNeil Real Estate Fund IX                                   $428
McNeil Real Estate Fund X                                     232
McNeil Real Estate Fund XI                                    220
McNeil Real Estate Fund XII                                    73
McNeil Real Estate Fund XIV                                   215
McNeil Real Estate Fund XV                                    162
McNeil Real Estate Fund XXI
     Current Income Units                                      99
     Growth Shelter Units                                      15
McNeil Real Estate Fund XXII
     Current Income Units                                    0.26
     Growth Shelter Units                                   0.008
McNeil Real Estate Fund XXIII
     Current Income Units                                  0.2676
     Growth Shelter Units                                   0.008
McNeil Real Estate Fund XXIV                                  357
McNeil Real Estate Fund XXV                                0.5075
McNeil Real Estate Fund XXVII                               10.95
Fairfax Associates                                        479,061
McNeil Summerhill                                          35,497

        Special meetings of limited partners in McNeil Real Estate Fund XX, L.P., Regency North Associates, L.P., McNeil Midwest Properties I, L.P. and Hearth Hollow Associates, L.P. to approve the Whitehall transaction are scheduled for Wednesday, February 2, 2000. Closing of the transactions with respect to such partnerships is expected to occur following the meetings, subject to obtaining limited partner approval and satisfaction or waiver of any additional closing conditions. Closing of the transactions with respect to McNeil Real Estate Fund XXVI, L.P., whose limited partners have previously approved the Whitehall transaction, is expected to occur after the satisfaction or waiver of certain closing conditions.

Source:  McNeil Partners, L.P.

Contact:  Barbara Smith of McNeil Partners, L.P., 972-448-5748